Exhibit 8.1

May 24, 2024

TMT Acquisition Corp

420 Lexington Avenue, Suite 2446

New York, NY 10170

Re:	Registration Statement on Form F-4 relative to Elong Power Holding Limited’s issuance

Ladies and Gentlemen:

You, TMT Acquisition Corp (the “Company”), have requested our opinion in connection with the Registration Statement on Form F-4, filed on the date hereof or shortly thereafter (together with all exhibits thereto, the “Registration Statement”) being filed by Elong Power Holding Limited (“Elong”) with respect to its issuance of securities in connection with the Plan of Merger. Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Registration Statement.

We have acted as your U.S. tax counsel in connection with the Registration Statement and Prospectus related thereto (the “Prospectus”) and have assisted in the preparation of the tax summary for the Prospectus. In formulating our opinions, we have reviewed (i) the Registration Statement and the Prospectus, (ii) the Amended and Restated Agreement and Plan of Merger (“Reorganization Plan”) and (iii) such resolutions, certificates, records, and other documents provided by the Company and Elong as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In rendering our opinion, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinion is based on the correctness of the following specific assumptions: (i) the Merger will be conducted as described in the Prospectus in accordance with its terms; and (ii) there have been no changes in the applicable laws of the Cayman Islands as they are described in the Prospectus. With respect to these assumptions, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

500 Fifth Ave, Suite# 938, New York, NY 10110

9665 Wilshire Boulevard, Suite 895, Beverly Hills, CA 90212

NYC Office: 646.861.7891

CA Office: 818.930.5686

www.cronelawgroup.com

TMT Acquisition Corp

Our opinion is based on existing law, including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures and administrative interpretations, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in the opinion that is the subject of this letter. Moreover, relevant laws could change in a manner that could adversely affect the Company or its shareholders. We have no obligation to inform you of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. The opinions set forth in this letter extend only to questions under the Code. We express no opinion with respect to any other law or the laws of any other jurisdiction.

In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Prospectus and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of the Company, respectively (each an “Officer’s Tax Certificate”). Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Reorganization Plan.

We have made such inquiries, and have examined such questions of law and such documents, as we have considered necessary for the purposes of this opinion, including the following documents:

(i) the Reorganization Plan;

(ii) the Officer’s Certificates; and

(iii) such other documents as we have deemed necessary for the purposes hereof.

In our examination, we have assumed the authenticity of original documents and accuracy of the copies, the genuineness of signatures and the capacity of each party executing a document to so execute each document.

The opinions expressed herein are based solely upon our interpretation of the Internal Revenue Code (the “Code”) and the United States Treasury Department Regulations on Income Tax, as interpreted by court decisions and rulings and procedures issued by the Internal Revenue Service (the “Service”) as of the date of this letter, and our opinions may be subject to change in the event of changes in any such authorities. The opinions expressed herein are not binding on the Service, and there can be no assurance that the Service will not take a position contrary to any of the opinions expressed herein, or that if the Service took such a position, it would not be sustained by the courts. We undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

For purposes of this opinion, we have made the following assumptions:

(i) the Merger is consummated in conformity with applicable Cayman Islands law; and,

(ii) the representations set forth in the Officers’ Certificates are in all respects true and correct.

TMT Acquisition Corp

Opinions: Based upon and subject to the foregoing, we are of the opinion, for federal income tax purposes, in the event of a challenge by the Service, it is more likely than not that:

(1) The Merger as contemplated in the Reorganization Plan will constitute a reorganization within the meaning of Code Section 368(a)(1)(A) and Treasury Regulation Section 1.368-2(b)(1)(Examples 13 and 14).

(2) No gain or loss will be recognized to the Company upon the Merger.

(3) No gain or loss will be recognized by the Company’s Shareholders on the receipt of the Shares as the sole consideration for the Merger pursuant to the Reorganization Plan.

(4) The tax basis of the Shares to be received by the Company’s Shareholders pursuant to the Reorganization Plan will be the same as their respective adjusted tax basis in their Company Common Stock.

(5) The holding period of the Shares to be received by the Company’s Shareholders will include the holding period of the Company Common Stock, provided that such shares of Company Common Stock are held by the Shareholder as a capital asset on the date of the Merger.

No opinion is provided herein as to any other federal income tax consequences in connection with the Merger or as to any other federal, state, local or foreign tax consequences in connection with the Merger. If we have omitted or misstated any material facts, please inform us immediately, as our opinions could be affected by reason thereof.

Based on the foregoing, we are of the opinion that although the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible Federal income tax consequences of the Merger, such discussion constitutes an accurate summary of the Federal income tax considerations that are likely to be material to a U.S. Holder as defined in the Prospectus.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, its shares or under any law other than the Federal income tax laws. We are admitted to practice law in the States of California and New York and our opinions are limited to federal law.

Consent: We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to its incorporation by reference as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ The Crone Law Group, P.C.
THE CRONE LAW GROUP, P.C.